Exhibit 99.2

The Redwood Review

First Quarter 2018

Redwood Trust

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 1ST QUARTER 2018
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C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: statements we make regarding Redwood’s business strategy and strategic focus, statements related to our financial outlook and expectations for 2018, statements regarding our available capital and sourcing additional capital both internally and from the capital markets, and other statements regarding pending business activities and expectations and estimates relating to our business and financial results. Additional detail regarding the forward-looking statements in this Redwood Review and the important factors that may affect our actual results in 2018 are described in the Appendix of this Redwood Review under the heading “Forward-Looking Statements.”

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). These documents, as well as information about our business and a glossary of terms we use in this and other publications, are available through our website, www.redwoodtrust.com. We encourage you to review these documents.
References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “first quarter” refer to the quarter ended March 31, 2018, and references to the “fourth quarter” refer to the quarter ended December 31, 2017, unless otherwise specified.
We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q118	$0.50	$0.44	15%	$16.12	$0.28
Q417	$0.35	$0.42	10%	$15.83	$0.28
Q317	$0.41	$0.26	12%	$15.67	$0.28
Q217	$0.43	$0.25	12%	$15.29	$0.28
Q117	$0.43	$0.22	13%	$15.13	$0.28
Q416	$0.31	$0.34	9%	$14.96	$0.28
Q316	$0.58	$0.34	19%	$14.74	$0.28
Q216	$0.48	$0.36	15%	$14.20	$0.28
Q116	$0.15	$0.23	4%	$14.17	$0.28

(1)	REIT taxable income per share for 2017 and 2018 are estimates until we file our tax returns.

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
The first quarter was a productive one for Redwood, but we would be remiss to start this letter on anything but a personal note. As most of you know, after 15 years at Redwood, Marty Hughes will be retiring as CEO effective May 22nd.
Marty began his tenure as CEO eight years ago in an uncertain time. Fallout from the financial crisis remained pronounced and all facets of the mortgage market were bracing for change. His leadership and commitment to our business model allowed Redwood to emerge as a strong and unique market participant. Marty promoted hard work, camaraderie, and a culture of creativity and problem-solving, the fruits of which are evident to those who know Marty and our firm. As we advance our strategic initiatives, these will remain our guiding principles. Marty’s leadership will be missed, but we are fortunate that he will remain involved in the business in an advisory role. Thank you Marty!
While preparing for this leadership transition in the first quarter, our team’s foot remained firmly on the gas in all areas of the business. We continued to optimize our long-term portfolio investments, our mortgage banking business closed four securitizations (for a total of six year-to-date), and our Redwood Choice loan program represented about one-third of our jumbo lock volume during this span. And, as we announced last week, we completed our first “M&A” style transaction in many years through our minority investment in 5 Arches, LLC, a business-purpose real estate loan originator and asset manager.
Touching on our first quarter financials, strong performance from mortgage banking drove positive results, with GAAP earnings and non-GAAP core earnings of $0.50 and $0.60 per share, respectively, compared with $0.35 per share for both in the prior quarter. Our GAAP book value was $16.12 at March 31, 2018, up 1.8% from year-end 2017. This represents our eighth consecutive quarterly book value increase after paying our regular dividends.
We were certainly pleased with our first quarter accomplishments. That said, our strong results don’t square well with certain market narratives that resurfaced in the first quarter - namely, that rising rates are indiscriminately bad for residential mortgage REITs. Certainly many, if not most industry participants assume significant exposure to interest rates, and rely on the slope of the yield curve as a primary driver of earnings. Our business is different, however. Redwood’s core returns correlate to the credit performance of our investments, with supplemental income generated through our best-in-class securitization issuances and other fee-based activities.

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S H A R E H O L D E R L E T T E R

The first quarter presented an opportunity to highlight these key differences in our business model. After an extended period of calm, the S&P 500 had 25 trading days with a 1% or greater change in the first quarter, versus only eight such days in all of 2017. Benchmark 10-year Treasury rates traded within a 51 basis-point range in the first quarter, coinciding with a significant flattening of the yield curve. Amidst this volatility, we continued to execute on our strategy, delivering strong and diversified earnings and prudently managing risk. All told, the impact to our earnings from changes in interest rates was minimal. If you haven’t already, we’d encourage you to review our investor presentation on interest rates and Redwood’s associated exposure that we recently posted on our website. We think you will find it interesting.
Going forward, we will continue taking steps to differentiate our platform and optimize the significant role our franchise plays in the jumbo mortgage market. And, through our new relationship with 5 Arches, that role will extend to serving housing investors focused on renting out or potentially rehabilitating residential homes. Our recent acquisition of a 20% minority interest in 5 Arches will provide a valuable catalyst for this initiative. As part of the transaction, we have exclusive rights to purchase 5 Arches’ single-family rental loan originations, and a 12-month option to purchase the remainder of the 5 Arches’ platform for a mix of cash and Redwood stock. By jumpstarting our strategic expansion into this developing area of housing finance, we expect to create scalable and accretive investments for our portfolio that will be difficult to replicate.
We currently expect volumes through this new channel to ramp over time, with a meaningful impact on earnings per share beginning in 2019. Importantly, this charts a course that we believe will significantly enhance our access points to loan production while expanding Redwood’s earnings power and investment opportunities. We were outspoken about these opportunities in the first quarter, as we highlighted through a successful Investor Roadshow in January and inaugural Investor Day in March. The strong showing of support from our shareholders reaffirmed our belief that great things lie ahead for our company. And as the upcoming transition will mark an important new chapter in our history, we can’t help but reflect fondly on Marty and his leadership from the dark days following the financial crisis to the exciting place from which we move forward today.

Christopher J. Abate	Dashiell I. Robinson
President	Executive Vice President

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders and the Redwood Team:
Well, the time has come for a CEO change at Redwood. I am totally at peace with my decision to retire, bullish about Redwood’s prospects, and most importantly, confident that Chris Abate is raring and ready to go.
As I reflect on my eight-year run as CEO, I am struck by how lucky and honored I am to have led such a tremendous company. No matter how I adjust my prism - whether on culture, teamwork, brand, transparency, integrity, or track record - Redwood simply comes out time and again as the greatest of companies. Year-in and year-out, Redwood has successfully fought above its weight class and always been a market leader.
Looking back over my CEO years, which began just after the financial crisis, I would cite Harvard professor Kenneth Rogoff, who said, “In economics, things take longer to happen then you think they will, and then they happen faster than you thought they could.” To this, I would add my own corollary: “After mass financial destruction, rebuilding a free-standing market, along with all the supporting infrastructure, and establishing the new rules of the road takes way longer than anyone can possibly imagine.”
But here we are, eight years after Redwood successfully executed the first post-crisis, non-agency securitization following the market shut down in mid-2008. We have by now completed 47 securitizations on loans totaling almost $18 billion. So, it’s been a long topsy-turvy eight years, but I am excited and proud of where we stand today.
After retiring as CEO, I will enthusiastically remain one of Redwood’s largest individual shareholders and advocates. As previously disclosed, I will also be leaving the Redwood Board, but that decision was made by me many years ago. I philosophically believe that CEOs should not stay on the Board after their tenure. I think it falls under the category of “Three’s a Crowd.” The bond, trust, and communication between a CEO and the Board must be an unfettered, joined-at-the-hip relationship without distraction. New CEOs should be given free reign to exercise their vision. To me, it’s that simple.
I confidently place 100 percent of my support behind Chris Abate, the fully-seated executive team, and the entire Redwood organization. They are energized, smart, progressive, tightly-knit, driven and - best of all - prepared. The company is on rock solid ground with a stellar residential investment portfolio and two successful operating businesses that can feed the investment portfolio. It is well-positioned strategically and has multiple avenues for growth.
I sincerely appreciate the support I have received from my teammates and Board, our shareholders, and our business partners over the years. I absolutely believe Redwood’s finest days lie ahead.
My heartfelt thanks,

Marty Hughes
Chief Executive Officer

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Q U A R T E R L Y O V E R V I E W

First Quarter Highlights

Ñ
Our GAAP earnings were $0.50 per share for the first quarter of 2018, as compared with $0.35 per share for the fourth quarter of 2017. This increase was primarily driven by higher mortgage banking income, as well as higher realized gains from the sale of securities relative to the fourth quarter.

Ñ
Our non-GAAP core earnings(1) were $0.60 per share for the first quarter of 2018, as compared with $0.35 per share for the fourth quarter of 2017. Core earnings exceeded GAAP earnings in the first quarter primarily due to gains from sales of trading securities during the quarter.

Ñ
Our GAAP book value was $16.12 per share at March 31, 2018, an increase of $0.29 per share from the fourth quarter, and represented an economic return(2) of 3.6% for the quarter. This increase was driven primarily by our quarterly earnings exceeding our dividend and an increase in the value of our long-term debt hedge.

Ñ
We deployed $92 million of capital in the first quarter of 2018 toward new investments, including $49 million in Sequoia and third-party RMBS, $26 million in Agency residential CRT securities, and $18 million in Agency multifamily securities.

Ñ
We also deployed $16 million of capital to repurchase shares of Redwood stock at an average price of $14.93 per share during the first quarter. In February 2018, Redwood's Board of Directors approved additional share repurchases, increasing the total amount authorized for repurchases to $100 million, all of which remained outstanding as of March 31, 2018.

Ñ
We sold $244 million of securities during the first quarter of 2018, capturing $28 million of previously unrealized gains ($9 million of realized gains from AFS securities and $18 million of non-GAAP core fair value gains from trading securities) and generating $141 million of capital for reinvestment after the repayment of associated debt.

Ñ
As a result of certain securities sales in the first quarter of 2018, we anticipate a portion of our 2018 dividend distributions will be characterized as long-term capital gains, which are taxed at a maximum rate of 20% for individuals. Additionally, we expect the remainder of our 2018 dividend distributions will be eligible for the new 20% REIT dividend deduction that reduces the maximum federal effective tax rate for individual taxpayers (see the Dividend Policy section in the Appendix for further information).

Ñ	We purchased $1.8 billion of residential jumbo loans during the first quarter of 2018. At March 31, 2018, our pipeline of jumbo residential loans identified for purchase was $1.2 billion.

Ñ	Residential loan sales totaled $2.0 billion during the first quarter of 2018 and included $1.8 billion of loans that were securitized and $0.3 billion of whole loan sales to third parties.

Ñ	Our recourse debt to equity leverage ratio was 3.4x at the end of the first quarter of 2018.
_____________________
(1) For details on GAAP and non-GAAP core earnings, see the GAAP Net Income and Reconciliation to Non-GAAP Core Earnings section that follows on page 8.
(2) Economic return on book value is based on the periodic change in GAAP book value per common share plus the dividend declared per common share.

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Q U A R T E R L Y O V E R V I E W

GAAP Net Income and Reconciliation to Non-GAAP Core Earnings
Below we present GAAP net income and a reconciliation to non-GAAP core earnings for the first quarter of 2018 and fourth quarter of 2017. Further information about Redwood's core earnings measure and core earnings adjustments are included in the Core Earnings Definition section of the Appendix.

GAAP Net Income and Reconciliation to Non-GAAP Core Earnings
($ in millions, except per share data)
	Three Months Ended
	3/31/2018	12/31/2017

Interest income	$77	$71
Interest expense	(42)	(36)
Net interest income	35	35

Non-interest income
Mortgage banking activities, net	27	3
MSR income, net	1	2
Investment fair value changes, net	2	—
Other income	1	1
Realized gains, net	9	5
Total non-interest income, net	40	11

Operating expenses	(23)	(20)
(Provision for) benefit from income taxes	(5)	5

GAAP net income	$47	$31

Core earnings adjustments
Eliminate mark-to-market changes on long-term investments and associated derivatives	(7)	(7)
Include cumulative gain (loss) on long-term investments sold, net	18	5
Income tax adjustments associated with core earnings adjustments	—	2
Non-GAAP core earnings	$58	$30

GAAP net income per diluted common share	$0.50	$0.35
Non-GAAP core earnings per diluted common share (1)	$0.60	$0.35

(1)
Consistent with the calculation of net income per diluted common share for GAAP purposes, non-GAAP core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of this Redwood Review.

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Q U A R T E R L Y O V E R V I E W

Analysis of Earnings

Ñ
Net interest income was $35 million for the first quarter of 2018, consistent with the fourth quarter of 2017. The benefit from higher average returns resulting from portfolio optimization was mostly offset by lower average balances as we continue to redeploy capital from recent sales.

Ñ
Mortgage banking activities, net, increased to $27 million for the first quarter of 2018, from $3 million for the fourth quarter of 2017, driven primarily by higher gross margins on similar volume relative to the fourth quarter. Gross margins during the first quarter improved primarily due to tighter spreads on securitizations as well as from a higher than usual balance of loans outstanding at the prior quarter-end.

Ñ
Investment fair value changes, net, on a GAAP basis were $2 million for the first quarter of 2018, as hedge costs and the effect of principal paydowns on our loans and securities held at a premium were more than offset by the net benefit from spread tightening on our securities portfolio. On a non-GAAP core earnings basis, after eliminating certain mark-to-market changes on long-term investments (and associated derivatives), investment fair value changes, net, were negative $6 million for the first quarter of 2018, as compared with negative $7 million for the fourth quarter of 2017.

Ñ
On a GAAP basis, we realized gains of $9 million during the first quarter of 2018, which were primarily related to the sale of $51 million of available-for-sale securities, as compared with realized gains of $5 million during the fourth quarter of 2017. On a non-GAAP core earnings basis, realized gains also include the cumulative net gains or losses on trading securities sold, which increased realized gains, net, to $28 million for the first quarter from the sale of $193 million of trading securities, as compared with $9 million for the fourth quarter.

Ñ
Operating expenses were $23 million for the first quarter of 2018, as compared with $20 million for the fourth quarter of 2017. First quarter operating expenses were above our expected run rate, as variable compensation was accrued in-line with our strong operating results for the quarter.

Ñ
We recorded a tax provision of $5 million during the first quarter of 2018, as compared with a tax benefit of $5 million for the fourth quarter of 2017. The tax benefit in the fourth quarter included an $8 million benefit associated with the reduction of our net federal deferred tax liabilities from recent tax reform. A reconciliation of GAAP and taxable income is set forth in Table 5 in the Financial Tables section of this Redwood Review.

Ñ	Additional details on our earnings are included in the Segment Results portion of the Financial Insights section that follows.

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Q U A R T E R L Y O V E R V I E W

GAAP Book Value
The following table sets forth the changes in Redwood’s GAAP book value per share for the first quarter of 2018 and fourth quarter of 2017.

Changes in GAAP Book Value per Share
($ in per share)
	Three Months Ended
	3/31/2018	12/31/2017

Beginning book value per share	$15.83	$15.67
Earnings	0.50	0.35
Changes in unrealized gains on securities, net, from:
Realized gains recognized in earnings	(0.09)	(0.03)
Amortization income recognized in earnings	(0.04)	(0.04)
Mark-to-market adjustments, net	—	0.12
Total change in unrealized gains on securities, net	(0.13)	0.05
Dividends	(0.28)	(0.28)
Share repurchases	0.01	—
Equity compensation, net	0.03	(0.02)
Changes in unrealized losses on derivatives hedging long-term debt	0.11	0.02
Other, net	0.05	0.04

Ending book value per share	$16.12	$15.83

Ñ
Our GAAP book value per share increased $0.29 per share to $16.12 per share during the first quarter of 2018. This increase was driven primarily by earnings exceeding the dividend and an increase in value of derivatives hedging our long-term debt.

Ñ
Unrealized gains on our available-for-sale securities decreased $0.13 per share during the first quarter of 2018. This decrease primarily resulted from $0.09 per share of previously unrealized net gains that were realized as income from the sale of securities, as well as $0.04 per share of discount accretion income recognized in earnings from the appreciation in the amortized cost basis of our available-for-sale securities.

Ñ
Higher benchmark interest rates during the first quarter of 2018 resulted in an $0.11 per share increase to book value due to a decrease in unrealized losses on the derivatives hedging a portion of our long-term debt. At March 31, 2018, the cumulative unrealized loss on these derivatives, which is included in our GAAP book value per share, was $0.46 per share.

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Q U A R T E R L Y O V E R V I E W

Capital Allocations
We use a combination of equity and corporate debt (which we collectively refer to as “capital”) to fund our business.
Capital Allocation: By Source and By Business Use
(as of March 31, 2018)

Ñ
Our total capital of $1.8 billion at March 31, 2018 included $1.2 billion of equity capital and $0.6 billion of the total $2.6 billion of long-term debt on our consolidated balance sheet. This portion of debt includes $201 million of exchangeable debt due in 2019, $245 million of convertible debt due in 2023, and $140 million of trust-preferred securities due in 2037. This portion of debt has a weighted average cost of approximately 6.0%.

Ñ
We also utilize various forms of short-term and long-term collateralized debt to finance certain investments and to warehouse our inventory of certain residential loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, exclude it from our capital allocation analysis.

Ñ	The Balance Sheet Analysis portion of the Financial Insights section that follows describes our long-term and short-term borrowings in further detail.

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Q U A R T E R L Y O V E R V I E W

Capital Allocation Detail
By Investment Type
March 31, 2018
($ in millions)
	GAAP Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital

Residential loans (1)	$2,419	$(2,000)	$419	23%

Securities portfolio
Third party residential securities	684	(186)	498	28%
Sequoia residential securities (2)	384	(127)	257	14%
Multifamily securities	377	(280)	97	5%
Total securities portfolio	1,445	(592)	853	47%

Mortgage servicing rights	66	—	66	4%
Other assets/(liabilities)	155	(43)	112	6%
Cash and liquidity capital			395	N/A
(Capital allocated to convert. repayment)			(250)	N/A

Total Investments	$4,086	$(2,636)	$1,596	90%

Residential mortgage banking			$200	10%

Total			$1,796	100%

(1)	Includes $43 million of FHLB stock.

(2)
In addition to our $1.4 billion of securities on our GAAP balance sheet, securities presented above also include $87 million of securities retained from our Sequoia Choice securitizations. For GAAP purposes, we consolidated these Sequoia Choice securitizations.

Ñ
During the first quarter of 2018, we continued to optimize our portfolio by selling lower-yielding CRT, mezzanine, and third-party legacy securities and redeploying proceeds into higher-yielding alternatives in our Sequoia and multifamily portfolios. (See Table 7 in the Financial Tables section for additional detail on asset activity and balances.)

Ñ
We expect to continue to optimize our portfolio throughout 2018, and beginning in the second quarter, we expect to deploy an increasing amount of capital towards new investment initiatives in the single-family rental and multifamily housing sectors.

Ñ
As of March 31, 2018, our cash and liquidity capital included $380 million of available capital, a portion of which was subsequently used to repay our $250 million of convertible debt that matured in April. Going forward, as our new initiatives require additional capital, we will consider the most efficient sources of capital both from continued optimization within our portfolio and from the capital markets.

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Q U A R T E R L Y O V E R V I E W

2018 Updated Financial Outlook(1)
Our 2018 results are on track to exceed our expected annual dividend payment of $1.12 per share. Below we provide an update on the key targeted 2018 operating metrics we provided in our fourth quarter 2017 Redwood Review:
Mortgage Banking
Our mortgage banking business had strong performance in the first quarter of 2018, generating an annualized return(2) on allocated capital of 41%. For the remainder of the year, we expect to generate returns on allocated capital of between 10% and 20%. Our purchase volume of $1.8 billion in the first quarter of 2018 (including $550 million of Redwood Choice loans) puts us on track to meet our full-year expectations of purchasing $7 to $8 billion of jumbo loans and doubling our Choice purchase volume from 2017. While gross margins were well above our long-term expected range of 75 to 100 basis points in the first quarter of 2018, we expect margins for the remainder of the year to fall within this range.
Investment Portfolio
Our investment portfolio performed well in the first quarter of 2018, generating an annualized return(2) on allocated capital of 12%. This was above our targeted expectation as a result of spread tightening in parts of our portfolio and higher than normal realized gains as a result of our portfolio optimization activities. For the remainder of 2018, we expect portfolio returns to be in line with our 2018 return expectation of 9% to 11%. This includes some additional gains from portfolio optimization and a benefit from higher yields as we redeploy capital into new opportunities.
Corporate
Total operating expenses were $23 million in the first quarter of 2018, and included $9 million of mortgage banking expenses, $2 million of portfolio expenses, and $12 million of corporate expenses. We continue to expect full-year corporate operating expenses between $40 and $45 million, with variable compensation commensurate with company performance. In April, we repaid our $250 million of 4.625% convertible debt. We expect this to benefit net interest income by approximately $1 million per quarter for the remainder of 2018.
_____________________

(1)
As with all forward-looking statements, our forward-looking statements relating to our 2018 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above and under the heading "Forward-Looking Statements" in the Appendix to this Redwood Review, including those described in the “Cautionary Statement” at the beginning of this Redwood Review. Although we may update our 2018 financial outlook subsequently in 2018, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

(2)
Includes net interest income, changes in fair value of the investments and their associated hedges that flow through GAAP earnings, realized gains, direct operating expenses, taxes, and other income. Excludes unrealized gains and losses on our AFS securities portfolio, and corporate operating expenses. Returns are calculated based on average capital allocated during the period.

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F I N A N C I A L I N S I G H T S

Segment Results
We report on our business using two distinct segments: Investment Portfolio and Residential Mortgage Banking. The following table presents the results from each of these segments reconciled to our GAAP net income for the first quarter of 2018 and fourth quarter of 2017.

Segment Results Summary (1)
($ in millions)
	Three Months Ended
	3/31/2018	12/31/2017

Investment portfolio
Net interest income	$39	$39
Investment fair value changes, net	2	5
Other income	2	3
Realized gains	9	5
Operating expenses	(2)	(2)
Provision for income taxes	(1)	(1)
Segment contribution	$49	$48

Residential mortgage banking
Net interest income	$7	$7
Mortgage banking activities	27	3
Operating expenses	(9)	(7)
(Provision for) benefit from income taxes	(4)	6
Segment contribution	$21	$9

Corporate/Other	(23)	(26)

Net income	$47	$31

(1)	See Table 3 in the Financial Tables section of this Redwood Review for a more comprehensive presentation of our segment results.

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F I N A N C I A L I N S I G H T S

Segment Contribution of Investment Portfolio by Type
For the Three Months Ended March 31, 2018
($ in millions)
	Residential Loans	Residential Securities	Multifamily Securities	MSRs	Total

Total net interest income	$16	$21	$2	$—	$39

Non-interest income
MSR income, net	—	—	—	1	1
Investment fair value changes, net	(3)	1	4	—	2
Other income	—	1	—	—	1
Realized gains, net	—	9	—	—	9
Total non-interest income, net	(2)	11	4	—	13

Direct operating expenses	—	(1)	—	—	(2)
Provision for income taxes	—	(1)	—	—	(1)

Segment contribution	$13	$30	$5	$—	$49

Core Earnings adjustments (1)
Eliminate mark-to-market changes on long-term investments and associated derivatives	—	(3)	(4)	—	(7)
Include cumulative gain (loss) on long-term investments sold, net	—	16	2	—	18
Income taxes associated with core earnings adjustments	—	—	—	—	—
Total core earnings adjustments	—	13	(2)	—	11

Non-GAAP core segment contribution (1)	$13	$43	$3	$—	$60

(1)
Consistent with management's definition of core earnings set forth on page 34, non-GAAP core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Investment Portfolio

Ñ
Both segment contribution and non-GAAP core segment contribution from our investment portfolio improved during the first quarter, primarily due to higher realized gains from the sales of securities as part of our ongoing portfolio optimization activities, as well as tighter spreads on multifamily securities.

Ñ	Credit fundamentals in our investment portfolio remain strong, benefiting from continued housing price growth and improvements in the general economy.

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F I N A N C I A L I N S I G H T S

Residential Mortgage Banking

Ñ
Segment contribution from residential mortgage banking improved during the first quarter of 2018 as a result of higher gross margins relative to the fourth quarter of 2017. LPCs, adjusted for fallout expectations, were $1.7 billion for the first quarter of 2018, as compared with $1.8 billion for the fourth quarter of 2017.

Ñ
Gross margins for this segment, which we define as net interest income plus mortgage banking activities, net, divided by loan purchase commitments (LPCs), were above our long-term expectation of 75 to 100 basis points during the first quarter. Tighter securitization spreads in the first quarter benefited our gross margins both through the LPCs we entered into during the quarter as well as the larger than normal inventory we held at the prior quarter-end, much of which was securitized in the first quarter.

Ñ	Loan purchase volumes, as presented below, decreased in the first quarter of 2018, reflecting an expected seasonal decline, but grew 64% from the same quarter last year.

Ñ
During the first quarter of 2018, we completed three traditional Select securitizations and our third Choice securitization (since inception of our Choice program). Loan sales in the first quarter of 2018 increased to $2.0 billion from $1.2 billion in the fourth quarter (inclusive of securitized loans).

Ñ	To date in the second quarter, we have completed two Select securitizations and expect to execute additional securitizations later in the second quarter.

Ñ
At March 31, 2018, we had 454 loan sellers, which included 178 jumbo sellers and 276 MPF Direct sellers from various FHLB districts. Currently, 84% of our jumbo sellers have rolled out the Choice program and 97% of these sellers have begun locking Choice loans.

THE REDWOOD REVIEW I 1ST QUARTER 2018
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F I N A N C I A L I N S I G H T S

Balance Sheet Analysis
The following table presents our consolidated balance sheets at March 31, 2018 and December 31, 2017.

Consolidated Balance Sheets (1)
($ in millions)
	3/31/2018	12/31/2017

Residential loans	$5,146	$5,115
Real estate securities	1,358	1,477
Mortgage servicing rights	66	64
Cash and cash equivalents	179	145
Total earning assets	6,749	6,800

Other assets	251	240
Total assets	$7,000	$7,040

Short-term debt
Mortgage loan warehouse debt	$662	$1,040
Security repurchase facilities	592	649
Convertible notes, net (2)	250	250
Other liabilities	158	149
Asset-backed securities issued	1,542	1,165
Long-term debt, net	2,576	2,575
Total liabilities	5,780	5,828

Stockholders’ equity	1,220	1,212

Total liabilities and equity	$7,000	$7,040

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At March 31, 2018 and December 31, 2017, assets of consolidated VIEs totaled $1.6 billion and $1.3 billion, respectively, and liabilities of consolidated VIEs totaled $1.5 billion and $1.2 billion, respectively. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on consolidated VIEs.

(2)	Certain of our convertible notes are classified as Short-term debt as the maturity of the notes was less than one year as of the dates presented.

THE REDWOOD REVIEW I 1ST QUARTER 2018
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F I N A N C I A L I N S I G H T S

Recourse Financing
We finance our business with a diversified mix of long-term and short-term recourse debt. The following charts present the composition of our recourse debt and its characteristics at the end of the first quarter:

Borrowing Type	Average Cost of Funds	Average Remaining Term (yrs.)

FHLBC Borrowings	1.6%	7
Unsecured Corporate Debt	5.6%	5
Mortgage Warehouse	3.2%	<1
Securities Repurchase	2.8%	<1

Weighted Average Cost of Funds	2.9%

Ñ
Our long-term unsecured corporate debt is comprised of $245 million of 4.75% convertible notes due in 2023, $201 million of 5.625% exchangeable notes due in 2019, and $140 million of trust-preferred securities due in 2037 (that we hedge to yield approximately 6.8%). In addition, unsecured corporate debt included $250 million of convertible notes that we repaid in April 2018.

Ñ
Our FHLBC borrowings and securities repurchase debt are used to finance our whole loan and securities investments, respectively, and we utilize mortgage warehouse facilities to finance our mortgage banking activities. These are discussed in further detail in the following sections.

Ñ	Our recourse debt to equity leverage ratio was 3.4x at the end of the first quarter of 2018.

Ñ	In addition to our recourse financing, we have ABS debt issued by securitization entities that we consolidate that is non-recourse to us.

THE REDWOOD REVIEW I 1ST QUARTER 2018
18

F I N A N C I A L I N S I G H T S

Residential Loan Investments
At March 31, 2018, we had $2.4 billion of jumbo residential loans held for investment. The following table presents the fair value of our residential loan investments at March 31, 2018.

Residential Loans by Product Type
March 31, 2018
($ in millions)
Product Type	Total	Weighted Average Coupon

Fixed rate	$2,134	4.08%
Hybrid	242	4.10%

Total	$2,376	4.07%

Ñ
Our held-for-investment loans are prime-quality, first lien jumbo loans, most of which were originated between 2013 and 2018. At March 31, 2018, the weighted average FICO score of borrowers backing these loans was 771 (at origination) and the weighted average loan-to-value ("LTV") ratio of these loans was 66% (at origination). At March 31, 2018, 0.04% of these loans (by unpaid principal balance) were more than 90 days delinquent.

Ñ
We finance our residential loan investments with $2.0 billion of FHLB debt through our FHLB-member subsidiary. The interest cost for these borrowings resets every 13 weeks, and we seek to effectively fix the interest cost of this debt over its weighted average maturity by using a combination of swaps, TBAs, and other derivative instruments.

Ñ
Under a final rule published by the Federal Housing Finance Agency in January 2016, our FHLB-member subsidiary's existing $2.0 billion of FHLB debt is permitted to remain outstanding until the stated maturities (between 2024 and 2026). As residential loans pledged as collateral for this debt pay down, we are permitted to pledge additional loans or other eligible assets to collateralize this debt; however, we do not expect to be able to increase our subsidiary's FHLB debt above the existing $2.0 billion.

Ñ	In connection with these borrowings, our FHLB-member subsidiary is required to hold $43 million of FHLB stock.

THE REDWOOD REVIEW I 1ST QUARTER 2018
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F I N A N C I A L I N S I G H T S

Securities Portfolio
At March 31, 2018, we had $1.4 billion invested in real estate securities. We categorize these securities by (i) whether they were issued through our Sequoia platform, by an Agency in a CRT, or by third parties, and (ii) by priority of cash flow (senior, mezzanine, and subordinate). The following table presents the fair value of our real estate securities at March 31, 2018.

Securities Portfolio - By Source and Security Type
March 31, 2018
($ in millions)
	Interest-Only Securities	Senior (1)	Mezzanine	Subordinate	Total	% of Total Securities

Sequoia (2)	$58	$—	$175	$151	$384	27%
Third Party New Issue (3)	31	—	111	109	251	17%
Third Party Legacy (3)	2	166	—	20	187	13%
Agency CRT (4)	—	—	—	246	246	17%

Total residential securities	$91	$166	$286	$526	$1,068	74%

Multifamily securities (4)	—	—	377	—	377	26%
Total securities portfolio	$91	$166	$663	$526	$1,445	100%

(1)	Includes $38 million of re-REMIC securities at March 31, 2018.

(2)
Presents securities retained from our Sequoia securitizations that were issued from 2012 through 2018. These securities included $9 million of interest-only securities, $42 million of mezzanine securities, and $36 million of subordinate securities retained from our Sequoia Choice securitizations, which were consolidated for GAAP purposes.

(3)	Presents RMBS issued by third parties after 2012 for New Issue and prior to 2008 for Legacy.

(4)	Agency CRT and Multifamily securities were issued after 2012.
At March 31, 2018, our securities consisted of fixed-rate assets (62%), adjustable-rate assets (30%), hybrid assets that reset within the next year (7%), and hybrid assets that reset between 12 and 36 months (1%). For the portions of our securities portfolio that are sensitive to changes in interest rates, we seek to minimize this interest rate risk by using various derivative instruments.
We finance our holdings of real estate securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At March 31, 2018, we had short-term debt incurred through repurchase facilities of $592 million, which was secured by $721 million of real estate securities. The remaining $724 million of securities were financed with capital.

THE REDWOOD REVIEW I 1ST QUARTER 2018
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F I N A N C I A L I N S I G H T S

The following table presents the fair value of our real estate securities that are financed with repurchase debt, at March 31, 2018.

Real Estate Securities Financed with Repurchase Debt
March 31, 2018
($ in millions, except weighted average price)
	Real Estate Securities	Repurchase Debt	Allocated Capital	Weighted Average Price (1)	Financing Haircut (2)

Residential securities
Senior	$127	$(112)	$15	$98	12%
Mezzanine	237	(200)	36	$96	15%
Total residential securities	364	(313)	51
Multifamily securities	357	(280)	77	$95	22%

Total	$721	$(592)	$128	$96	18%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

Ñ
In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ	At March 31, 2018, we had securities repurchase facilities with eight different counterparties.

Ñ	Additional information on the residential securities we own is set forth in Table 7 in the Financial Tables section of this Redwood Review.
Mortgage Servicing Rights

Ñ
At March 31, 2018, we had $66 million of MSR investments, which are primarily comprised of jumbo MSRs retained from loans transferred to Sequoia securitizations we completed over the past several years.

Ñ	We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.

THE REDWOOD REVIEW I 1ST QUARTER 2018
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F I N A N C I A L I N S I G H T S

Residential Loans Held-for-Sale

Ñ	At March 31, 2018, we had $1.1 billion of residential mortgages held-for-sale financed with $0.7 billion of warehouse debt.

Ñ	Our warehouse capacity at March 31, 2018 totaled $1.4 billion across four separate counterparties.

Ñ	The $1.1 billion of residential loans held-for-sale at March 31, 2018 included $766 million, or 68%, of Select loans, and $364 million, or 32%, of expanded-prime Choice loans.

Ñ	At March 31, 2018, our pipeline of jumbo residential loans identified for purchase was $1.2 billion.

Ñ
We seek to minimize the exposure we have to interest rates on our loan pipeline (for loans both on balance sheet and identified for purchase) by using a combination of TBAs, interest rate swaps, and other derivative instruments.

THE REDWOOD REVIEW I 1ST QUARTER 2018
22

G L O S S A R Y

THE REDWOOD REVIEW I 1ST QUARTER 2018
23

Table 1: GAAP Earnings (in thousands, except per share data)

	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	Twelve Months 2017	Twelve Months 2016
Interest income	$72,559	$67,370	$58,106	$54,419	$49,367	$50,612	$54,781	$60,307	$54,071	$229,262	$219,771
Discount amortization on securities, net	4,060	4,098	4,631	4,805	5,261	5,722	6,125	6,339	8,068	18,795	26,254
Discount (premium) amortization on loans, net	—	—	—	—	—	—	—	141	189	—	330
Total interest income	76,619	71,468	62,737	59,224	54,628	56,334	60,906	66,787	62,328	248,057	246,355
Interest expense on short-term debt	(10,424)	(9,841)	(7,158)	(6,563)	(4,453)	(4,848)	(5,405)	(5,337)	(6,697)	(28,015)	(22,287)
Interest expense on short-term convertible notes (1)	(3,011)	(3,025)	(3,024)	(2,787)	—	—	—	—	—	(8,836)	—
Interest expense on ABS issued from consolidated trusts	(11,401)	(7,917)	(3,956)	(3,705)	(3,530)	(3,278)	(3,193)	(3,982)	(4,282)	(19,108)	(14,735)
Interest expense on long-term debt	(16,678)	(15,325)	(13,305)	(11,179)	(13,048)	(12,411)	(12,999)	(13,125)	(12,971)	(52,857)	(51,506)
Total interest expense	(41,514)	(36,108)	(27,443)	(24,234)	(21,031)	(20,537)	(21,597)	(22,444)	(23,950)	(108,816)	(88,528)
Net interest income	35,105	35,360	35,294	34,990	33,597	35,797	39,309	44,343	38,378	139,241	157,827
Reversal of (provision for) loan losses – Commercial	—	—	—	—	—	—	859	6,532	(289)	—	7,102
Net interest income after provision	35,105	35,360	35,294	34,990	33,597	35,797	40,168	50,875	38,089	139,241	164,929
Non-interest income
Mortgage banking activities, net	26,576	3,058	21,200	12,046	17,604	13,979	9,766	7,728	7,218	53,908	38,691
Mortgage servicing rights income, net	957	1,754	1,615	2,778	1,713	1,519	3,770	2,783	6,281	7,860	14,353
Investment fair value changes, net	1,609	384	324	8,115	1,551	(9,888)	11,918	(11,066)	(19,538)	10,374	(28,574)
Realized gains, net	9,363	4,546	1,734	1,372	5,703	1,972	6,615	9,884	9,538	13,355	28,009
Other income	1,161	1,209	1,197	986	1,184	2,181	1,643	1,559	955	4,576	6,338
Total non-interest income (loss), net	39,666	10,951	26,070	25,297	27,755	9,763	33,712	10,888	4,454	90,073	58,817
Fixed compensation expense	(6,439)	(5,555)	(5,233)	(5,321)	(6,002)	(5,310)	(5,253)	(5,875)	(7,894)	(22,111)	(24,332)
Variable compensation expense	(6,907)	(5,861)	(6,467)	(4,313)	(3,933)	(4,757)	(5,802)	(4,262)	(1,760)	(20,574)	(16,581)
Equity compensation expense	(2,697)	(2,507)	(2,337)	(3,121)	(2,176)	(1,976)	(2,031)	(2,754)	(2,332)	(10,141)	(9,093)
Restructuring charges	—	—	—	—	—	144	(4)	118	(10,659)	—	(10,401)
Other operating expense	(6,987)	(6,444)	(5,885)	(5,886)	(6,115)	(5,925)	(7,265)	(7,382)	(7,807)	(24,330)	(28,379)
Total operating expenses	(23,030)	(20,367)	(19,922)	(18,641)	(18,226)	(17,824)	(20,355)	(20,155)	(30,452)	(77,156)	(88,786)
(Provision for) benefit from income taxes	(4,896)	4,989	(5,262)	(5,322)	(6,157)	(2,381)	(972)	(327)	(28)	(11,752)	(3,708)
Net income	$46,845	$30,933	$36,180	$36,324	$36,969	$25,355	$52,553	$41,281	$12,063	$140,406	$131,252
Diluted average shares (2)	108,195	109,621	102,703	97,494	97,946	85,838	97,832	97,762	77,138	101,975	97,909
Diluted earnings per common share	$0.50	$0.35	$0.41	$0.43	$0.43	$0.31	$0.58	$0.48	$0.15	$1.60	$1.54

(1)	Represents interest expense on $250 million of convertible notes that were reclassified from Long-term debt to Short-term debt as the maturity of the notes was less than one year as of April 2017.

(2)
Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 2 that follows for details of this calculation for the current and prior quarter and our respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for prior periods.

THE REDWOOD REVIEW I 1ST QUARTER 2018	Table 1: GAAP Earnings 24

Table 2: GAAP and Non-GAAP Core Basic and Diluted Earnings (1) per Common Share (in thousands, except per share data)

	2018 Q1	2017 Q4
GAAP Earnings per Common Share ("EPS"):
Net income attributable to Redwood	$46,845	$30,933
Less: Dividends and undistributed earnings allocated to participating securities	(1,433)	(828)
Net income allocated to common shareholders for GAAP basic EPS	45,412	30,105
Incremental adjustment to dividends and undistributed earnings allocated to participating securities	39	(88)
Add back: Interest expense on convertible notes for the period, net of tax (2)	8,641	8,259
Net income allocated to common shareholders for GAAP diluted EPS	$54,092	$38,276

Basic weighted average common shares outstanding	75,397	76,762
Net effect of dilutive equity awards	35	96
Net effect of assumed convertible notes conversion to common shares (2)	32,763	32,763
Diluted weighted average common shares outstanding	108,195	109,621

GAAP Basic Earnings per Common Share	$0.60	$0.39
GAAP Diluted Earnings per Common Share	$0.50	$0.35

Non-GAAP Core Earnings per Common Share:
Non-GAAP core earnings	$57,674	$30,473
Less: Dividends and undistributed earnings allocated to participating securities	(1,749)	(816)
Non-GAAP core earnings allocated to common shareholders for core basic EPS	55,925	29,657
Incremental adjustment to dividends and undistributed earnings allocated to participating securities	133	(92)
Add back: Interest expense on convertible notes for the period, net of tax (2)	8,641	8,259
Non-GAAP core earnings allocated to common shareholders for core diluted EPS	$64,699	$37,824

Basic weighted average common share outstanding	75,397	76,762
Net effect of dilutive equity awards	35	96
Net effect of assumed convertible notes conversion to common shares (2)	32,763	32,763
Diluted weighted average common shares outstanding	108,195	109,621

Non-GAAP Core Basic Earnings per Common Share	$0.74	$0.39
Non-GAAP Core Diluted Earnings per Common Share	$0.60	$0.35

(1)
A reconciliation of GAAP net income to non-GAAP core earnings is included in the GAAP Net Income and Reconciliation to Non-GAAP Core Earnings section that starts on page 8 and a definition of core earnings is included in the Core Earnings Definition section of the Appendix.

(2)
Certain convertible notes were determined to be dilutive in the periods presented and were included in the calculations of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 1ST QUARTER 2018	Table 2: GAAP and Non-GAAP Core Earnings per Basic and Diluted Common Share 25

Table 3: Segment Results ($ in thousands)

	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	Twelve Months 2017	Twelve Months 2016
Investment Portfolio
Net interest income
Residential securities	$21,164	$21,123	$19,364	$18,163	$17,081	$16,368	$16,441	$16,707	$18,454	$75,731	$67,970
Residential loans	15,842	16,032	16,916	18,461	18,448	18,676	19,069	19,536	16,529	69,857	73,810
Multifamily and commercial investments	1,888	1,749	1,298	1,978	1,457	2,853	6,653	11,644	6,273	6,482	27,423
Total net interest income	38,894	38,904	37,578	38,602	36,986	37,897	42,163	47,887	41,256	152,070	169,203
Reversal of (provision for) loan losses	—	—	—	—	—	—	859	6,532	(289)	—	7,102

Non-interest income
MSR income, net	957	1,754	1,615	2,778	1,713	1,519	3,770	2,783	6,281	7,860	14,353
Investment fair value changes, net	1,590	4,568	1,372	9,115	3,359	(7,862)	12,176	(10,779)	(17,902)	18,414	(24,367)
Other income	1,161	1,209	1,197	986	1,184	2,181	1,643	1,559	955	4,576	6,338
Realized gains	9,363	4,546	1,734	2,124	5,703	1,972	6,615	9,884	9,246	14,107	27,717
Total non-interest income, net	13,071	12,077	5,918	15,003	11,959	(2,190)	24,204	3,447	(1,420)	$44,957	$24,041

Operating expenses	(2,007)	(1,657)	(1,324)	(1,454)	(1,593)	(2,732)	(2,751)	(2,827)	(2,111)	(6,028)	(10,421)
Provision for income taxes	(888)	(838)	(433)	(2,320)	(1,737)	(761)	(732)	(327)	(28)	(5,328)	(1,848)
Segment contribution	$49,070	$48,486	$41,739	$49,831	$45,615	$32,214	$63,743	$54,712	$37,408	$185,671	$188,077

Residential Mortgage Banking
Net interest income	$6,760	$6,887	$6,491	$4,012	$4,550	$5,579	$5,005	$4,306	$4,580	$21,940	$19,470
Non-interest income
Mortgage banking activities	26,576	3,058	21,200	12,046	17,604	13,979	9,766	7,728	9,280	53,908	40,753

Operating expenses	(8,632)	(7,104)	(6,107)	(6,021)	(5,881)	(6,077)	(5,807)	(6,047)	(5,321)	(25,113)	(23,252)
(Provision for) benefit from income taxes	(4,008)	5,827	(4,829)	(3,002)	(4,420)	(1,620)	(240)	—	—	(6,424)	(1,860)
Segment contribution	$20,696	$8,668	$16,755	$7,035	$11,853	$11,861	$8,724	$5,987	$8,539	$44,311	$35,111

Corporate/other	(22,921)	(26,221)	(22,314)	(20,542)	(20,499)	(18,720)	(19,914)	(19,418)	(33,884)	(89,576)	(91,936)
GAAP net income	$46,845	$30,933	$36,180	$36,324	$36,969	$25,355	$52,553	$41,281	$12,063	$140,406	$131,252

THE REDWOOD REVIEW I 1ST QUARTER 2018	Table 3: Segment Results 26

Table 4: Segment Assets and Liabilities ($ in thousands)

	March 31, 2018				December 31, 2017
	Investment Portfolio	Residential Mortgage Banking	Corporate/ Other	Total	Investment Portfolio	Residential Mortgage Banking	Corporate/ Other	Total
Residential loans
At Redwood	$2,375,785	$1,130,185	$—	$3,505,970	$2,434,386	$1,427,945	$—	$3,862,331
At consolidated Sequoia entities	1,013,619	—	626,151	1,639,770	620,062	—	632,817	1,252,879
Real estate securities	1,357,720	—	—	1,357,720	1,476,510	—	—	1,476,510
Mortgage servicing rights	66,496	—	—	66,496	63,598	—	—	63,598
Cash and cash equivalents	19,854	—	158,708	178,562	14,405	—	130,258	144,663
Other assets	178,761	24,228	48,066	251,055	134,912	25,124	79,805	239,841
Total assets	$5,012,235	$1,154,413	$832,925	$6,999,573	$4,743,873	$1,453,069	$842,880	$7,039,822

Short-term debt
Mortgage loan warehouse debt	$—	$661,782	$—	$661,782	$—	$1,039,666	$—	$1,039,666
Security repurchase facilities	592,294	—	—	592,294	648,746	—	—	648,746
Convertible notes, net	—	—	250,384	250,384	—	—	250,270	250,270
Other liabilities	43,451	19,034	94,970	157,455	40,287	14,087	94,871	149,245
ABS issued	926,238	—	615,849	1,542,087	542,140	—	622,445	1,164,585
Long-term debt, net	1,999,999	—	575,589	2,575,588	1,999,999	—	575,024	2,575,023
Total liabilities	$3,561,982	$680,816	$1,536,792	$5,779,590	$3,231,172	$1,053,753	$1,542,610	$5,827,535

THE REDWOOD REVIEW I 1ST QUARTER 2018	Table 4: Segment Assets and Liabilities 27

Table 5: Taxable and GAAP Income (1) Differences and Dividends (In thousands, except for per share data)

	Estimated Three Months 2018 (2)			Estimated Twelve Months 2017 (2)			Actual Twelve Months 2016 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$62,352	$76,619	$(14,267)	$224,644	$248,057	$(23,413)	$233,258	$246,355	$(13,097)
Interest expense	(30,266)	(41,514)	11,248	(89,662)	(108,816)	19,154	(76,396)	(88,528)	12,132
Net interest income	32,086	35,105	(3,019)	134,982	139,241	(4,259)	156,862	157,827	(965)
Reversal of provision for loan losses	—	—	—	—	—	—	—	7,102	(7,102)
Realized credit losses	(736)	—	(736)	(3,442)	—	(3,442)	(7,989)	—	(7,989)
Mortgage banking activities, net	26,530	26,576	(46)	44,162	53,908	(9,746)	26,477	38,691	(12,214)
MSR income (loss), net	3,746	957	2,789	3,930	7,860	(3,930)	86,955	14,353	72,602
Investment fair value changes, net	297	1,609	(1,312)	(11,191)	10,374	(21,565)	(10,410)	(28,574)	18,164
Operating expenses	(21,671)	(23,030)	1,359	(74,932)	(77,156)	2,224	(88,416)	(88,786)	370
Other income (expense), net	605	1,161	(556)	27,395	4,576	22,819	2,760	6,338	(3,578)
Realized gains, net	16,827	9,363	7,464	(735)	13,355	(14,090)	284	28,009	(27,725)
(Provision for) benefit from income taxes	(129)	(4,896)	4,767	(515)	(11,752)	11,237	(155)	(3,708)	3,553
Income	$57,555	$46,845	$10,710	$119,654	$140,406	$(20,752)	$166,368	$131,252	$35,116

REIT taxable income	$33,474			$87,994			$97,576
Taxable income at taxable subsidiaries	24,081			31,660			68,792
Taxable income	$57,555			$119,654			$166,368

Shares used for taxable EPS calculation	75,703			76,600			76,835
REIT taxable income per share (3)	$0.44			$1.15			$1.27
Taxable income (loss) per share at taxable subsidiaries	$0.32			$0.41			$0.90
Taxable income per share (3)	$0.76			$1.56			$2.17

Dividends
Dividends declared	$21,195			$86,271			$86,240
Dividends per share (4)	$0.28			$1.12			$1.12

(1)
Taxable income for 2017 and 2018 are estimates until we file our tax returns for these years. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not necessarily the actual amount of tax currently due (or receivable as a refund) as a portion of our provision (or benefit) is deferred in nature. It is our intention to retain any excess inclusion income generated in 2018 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)
REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the quarterly per share estimates.

(4)
Dividends in 2017 are expected to be characterized as 71% ordinary dividend income (or $61 million) and 29% qualified dividend income (or $25 million). Dividends in 2016 were characterized as 100% ordinary income (or $86 million).

THE REDWOOD REVIEW I 1ST QUARTER 2018	Table 5: Taxable and GAAP Income Differences and Dividends 28

Table 6: Financial Ratios and Book Value ($ in thousands, except per share data)

	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	Twelve Months 2017	Twelve Months 2016
Financial performance ratios
Net interest income	$35,105	$35,360	$35,294	$34,990	$33,597	$35,797	$39,309	$44,343	$38,378	$139,241	$157,827
Operating expenses	$(23,030)	$(20,367)	$(19,922)	$(18,641)	$(18,226)	$(17,824)	$(20,355)	$(20,155)	$(30,452)	$(77,156)	$(88,786)
GAAP net income	$46,845	$30,933	$36,180	$36,324	$36,969	$25,355	$52,553	$41,281	$12,063	$140,406	$131,252

Average total assets	$6,922,611	$6,652,937	$5,851,133	$5,685,460	$5,471,154	$5,613,048	$5,880,281	$5,954,162	$6,131,715	$5,918,233	$5,893,998
Average total equity	$1,218,015	$1,207,879	$1,189,540	$1,167,438	$1,158,732	$1,137,948	$1,111,507	$1,089,289	$1,110,187	$1,181,056	$1,112,313

Operating expenses / average total assets	1.33%	1.22%	1.36%	1.31%	1.33%	1.27%	1.38%	1.35%	1.99%	1.30%	1.51%
Operating expenses / total capital	5.13%	4.56%	4.47%	4.22%	4.08%	4.03%	4.65%	4.71%	7.15%	4.32%	5.02%
Operating expenses / average total equity	7.56%	6.74%	6.70%	6.39%	6.29%	6.27%	7.33%	7.40%	10.97%	6.53%	7.98%

GAAP net income / average total assets	2.71%	1.86%	2.47%	2.56%	2.70%	1.81%	3.57%	2.77%	0.79%	2.37%	2.23%
GAAP net income / average equity (GAAP ROE)	15.38%	10.24%	12.17%	12.45%	12.76%	8.91%	18.91%	15.16%	4.35%	11.89%	11.80%

Leverage ratios and book value per share
Short-term debt	$1,504,460	$1,938,682	$1,238,196	$1,294,807	$563,773	$791,539	$1,117,405	$1,059,045	$804,175
Long-term debt – Commercial secured borrowing	—	—	—	—	—	—	—	65,240	65,181
Long-term debt – Other (1)	2,585,264	2,585,264	2,585,264	2,340,264	2,627,764	2,627,764	2,627,764	2,627,764	2,627,764
Total debt at Redwood	$4,089,724	$4,523,946	$3,823,460	$3,635,071	$3,191,537	$3,419,303	$3,745,169	$3,752,049	$3,497,120

ABS issued at consolidated entities
Legacy Sequoia entities ABS issued	$615,849	$622,445	$657,960	$692,606	$728,391	$773,462	$819,868	$859,628	$907,023
Sequoia Choice entities ABS issued	926,238	542,140	286,328	—	—	—	—	—	—
Total ABS issued (1)	$1,542,087	$1,164,585	$944,288	$692,606	$728,391	$773,462	$819,868	$859,628	$958,703
Consolidated debt	$5,631,811	$5,688,531	$4,767,748	$4,327,677	$3,919,928	$4,192,765	$4,565,037	$4,611,677	$4,455,823
Stockholders' equity	$1,219,983	$1,212,287	$1,208,640	$1,179,424	$1,165,771	$1,149,428	$1,130,130	$1,092,603	$1,085,750
Total capital (2)	$1,795,572	$1,787,701	$1,783,301	$1,765,784	$1,787,266	$1,770,074	$1,750,000	$1,711,802	$1,704,000
Recourse debt at Redwood to stockholders' equity (3)	3.4x	3.7x	3.2x	3.1x	2.7x	3.0x	3.3x	3.4x	3.2x
Consolidated debt to stockholders' equity	4.6x	4.7x	3.9x	3.7x	3.4x	3.6x	4.0x	4.2x	4.1x
Shares outstanding at period end (in thousands)	75,703	76,600	77,123	77,117	77,039	76,835	76,682	76,935	76,627
Book value per share	$16.12	$15.83	$16.05	$15.29	$15.13	$14.96	$14.74	$14.20	$14.17

(1)	Long-term debt - other and ABS issued presented above do not include deferred securities issuance costs.

(2)	Our total capital of $1.8 billion at March 31, 2018 included $1.2 billion of equity capital and $0.6 billion of the total $2.6 billion of long-term debt on our consolidated balance sheet.

(3)	Excludes ABS issued at consolidated entities and commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW I 1ST QUARTER 2018	Table 6: Financial Ratios and Book Value 29

Table 7: Loans and Securities Activity and Balances ($ in thousands)

	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1
Residential Loans, Held-for-Sale - Activity
Beginning carrying value	$1,427,945	$925,681	$837,371	$376,607	$835,399	$1,188,514	$882,380	$441,076	$1,115,738
Acquisitions	1,815,294	1,950,180	1,462,116	1,221,051	1,108,304	1,132,561	1,252,135	1,342,079	1,218,649
Sales	(1,594,531)	(834,977)	(1,393,323)	(694,875)	(1,377,637)	(1,268,943)	(774,106)	(830,974)	(1,269,135)
Principal repayments	(17,017)	(14,771)	(16,436)	(9,273)	(12,995)	(24,427)	(20,574)	(12,332)	(23,589)
Transfers between portfolios	(507,616)	(601,554)	20,025	(61,922)	(184,996)	(186,116)	(151,919)	(63,328)	(606,026)
Changes in fair value, net	6,110	3,386	15,928	5,783	8,532	(6,190)	598	5,859	5,439
Ending fair value	$1,130,185	$1,427,945	$925,681	$837,371	$376,607	$835,399	$1,188,514	$882,380	$441,076

Residential Loans, Held-for-Investment at Redwood - Activity
Beginning carrying value	$2,434,386	$2,268,802	$2,360,234	$2,350,013	$2,261,016	$2,282,674	$2,277,561	$2,343,953	$1,791,195
Principal repayments	(74,954)	(93,916)	(74,530)	(60,055)	(93,666)	(162,512)	(146,151)	(129,073)	(76,731)
Transfers between portfolios	55,775	273,994	(20,045)	61,922	184,996	186,116	151,919	63,328	606,026
Changes in fair value, net	(39,422)	(14,494)	3,143	8,354	(2,333)	(45,262)	(655)	(647)	23,463
Ending fair value	$2,375,785	$2,434,386	$2,268,802	$2,360,234	$2,350,013	$2,261,016	$2,282,674	$2,277,561	$2,343,953

Ending Balances for Other Loan and MSR Investments
Residential Loans, HFI
Consolidated Legacy Sequoia entities	$626,151	$632,817	$673,134	$707,686	$745,621	$791,636	$839,976	$880,197	$930,027
Consolidated Sequoia Choice entities	$1,013,619	$620,062	$317,303	$—	$—	$—	$—	$—	$—
Commercial Loans	$—	$—	$—	$—	$2,700	$2,700	$30,400	$259,823	$298,712
Mortgage Servicing Rights	$66,496	$63,598	$62,928	$63,770	$111,013	$118,526	$106,009	$110,046	$126,620

Securities - Activity
Beginning fair value	$1,476,510	$1,356,272	$1,218,503	$1,165,940	$1,018,439	$936,910	$883,801	$919,927	$1,233,256
Acquisitions	144,465	204,733	188,138	116,860	170,729	111,358	75,676	77,016	63,345
Sales	(234,509)	(75,887)	(47,076)	(69,676)	(21,760)	(13,272)	(25,610)	(99,940)	(336,788)
Effect of principal payments	(15,707)	(21,503)	(19,497)	(15,854)	(14,911)	(15,374)	(17,454)	(17,012)	(21,415)
Change in fair value, net	(13,039)	12,895	16,204	21,233	13,443	(1,183)	20,497	3,810	(18,471)
Ending fair value	$1,357,720	$1,476,510	$1,356,272	$1,218,503	$1,165,940	$1,018,439	$936,910	$883,801	$919,927

Ending Balances for Securities Sub-Categories
Residential
Senior - Legacy	$127,240	$140,988	$153,232	$128,330	$137,210	$136,547	$71,290	$73,324	$140,616
Senior - IO	82,062	69,975	62,767	48,632	38,889	37,066	24,492	23,132	27,591
Senior - Re-REMIC	38,370	38,875	39,033	73,337	73,730	85,479	161,234	165,707	162,970
Mezzanine - New issue	228,114	331,451	334,915	343,013	368,919	315,397	283,561	308,243	324,667
Subordinate - New issue	239,565	247,897	209,554	195,039	191,321	177,760	165,721	144,072	138,844
Subordinate - Agency CRT	245,654	300,713	286,780	229,510	198,197	152,126	134,460	96,008	84,456
Subordinate - Legacy	19,707	22,586	26,920	30,333	18,993	22,294	23,542	25,195	30,425
Multifamily (mezzanine)	377,008	324,025	243,071	170,309	138,681	91,770	72,610	48,120	10,358
Total securities	$1,357,720	$1,476,510	$1,356,272	$1,218,503	$1,165,940	$1,018,439	$936,910	$883,801	$919,927

Sequoia Choice Securities (1)	$87,381	$77,922	$30,975	$—	$—	$—	$—	$—	$—

(1)	Represents securities retained from our Sequoia Choice securitizations. We consolidate the loans associated with these retained securities in accordance with GAAP.

THE REDWOOD REVIEW I 1ST QUARTER 2018	Table 7: Loans and Securities Activity and Balances 30

Table 8: Consolidating Balance Sheet ($ in thousands)

	March 31, 2018				December 31, 2017
		Consolidated VIEs (1)				Consolidated VIEs (1)
	At Redwood (1)	Legacy Sequoia	Sequoia Choice	Redwood Consolidated	At Redwood (1)	Legacy Sequoia	Sequoia Choice	Redwood Consolidated
Residential loans	$3,505,970	$626,151	$1,013,619	$5,145,740	$3,862,331	$632,817	$620,062	$5,115,210
Real estate securities	1,357,720	—	—	1,357,720	1,476,510	—	—	1,476,510
Mortgage servicing rights	66,496	—	—	66,496	63,598	—	—	63,598
Cash and cash equivalents	178,562	—	—	178,562	144,663	—	—	144,663
Total earning assets	5,108,748	626,151	1,013,619	6,748,518	5,547,102	632,817	620,062	6,799,981
Other assets (2)	242,975	4,016	4,064	251,055	232,946	4,367	2,528	239,841
Total assets	$5,351,723	$630,167	$1,017,683	$6,999,573	$5,780,048	$637,184	$622,590	$7,039,822
Short-term debt	$1,504,460	$—	$—	$1,504,460	$1,938,682	$—	$—	$1,938,682
Other liabilities	153,476	534	3,445	157,455	146,673	537	2,035	149,245
ABS issued	—	615,849	926,238	1,542,087	—	622,445	542,140	1,164,585
Long-term debt, net	2,575,588	—	—	2,575,588	2,575,023	—	—	2,575,023
Total liabilities	4,233,524	616,383	929,683	5,779,590	4,660,378	622,982	544,175	5,827,535

Equity	1,118,199	13,784	88,000	1,219,983	1,119,670	14,202	78,415	1,212,287
Total liabilities and equity	$5,351,723	$630,167	$1,017,683	$6,999,573	$5,780,048	$637,184	$622,590	$7,039,822

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to consolidated Sequoia securitization entities that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated entities, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
At March 31, 2018 and December 31, 2017, other assets at Redwood included a total of $42 million and $43 million of assets, respectively, held by third-party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

THE REDWOOD REVIEW I 1ST QUARTER 2018	Table 8: Consolidating Balance Sheet 31

D I V I D E N D P O L I C Y

Dividend Policy
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income, excluding net capital gains. To the extent Redwood retains REIT taxable income, including net capital gains, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.
Dividend Policy Overview
In recent years, our Board of Directors has maintained a policy of paying regular quarterly dividends in excess of the amount required to comply with the provisions of the Internal Revenue Code applicable to REITs. In December 2017, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2018. In February 2018, the Board of Directors declared a regular dividend of $0.28 per share for the first quarter of 2018, which was payable on March 29, 2018 to shareholders of record on March 15, 2018.
Dividend Distribution Requirement
Our estimated REIT taxable income was $33 million, or $0.44 per share, for the first quarter of 2018 and $32 million, or $0.42 per share, for the fourth quarter of 2017. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a $57 million federal net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce REIT taxable income before the applicability of NOLs is considered. It is possible that our estimated REIT taxable income will exceed our dividend distributions in 2018; therefore, we may utilize a portion of our NOL in 2018 and any remaining amount will carry forward into 2019.
Income Tax Characterization of Dividend for Shareholders
We currently expect all or nearly all of the distributions to shareholders in 2018 will be taxable as dividend income and a smaller portion, if any, will be a return of capital, which is generally non-taxable. Additionally, a portion of our 2018 dividend distributions are expected to be characterized as long-term capital gains for federal income tax purposes.
Beginning in 2018, the Tax Cuts and Jobs Act provides that individual taxpayers may deduct 20% of their ordinary REIT dividends from taxable income. This results in a maximum federal effective tax rate of 29.6% on an individual taxpayer's ordinary REIT dividends, compared to the highest marginal rate of 37%. This deduction does not apply to REIT dividends classified as qualified dividends or long-term capital gains dividends, as those dividends are taxed at a maximum rate of 20% for individuals.

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C O R E E A R N I N G S D E F I N I T I O N

Core Earnings
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, and (iii) include the hypothetical income taxes associated with core earnings adjustments.
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes on investments held through the end of the period presented and inclusive of all realized gains and losses from securities sales.
Specifically, the quarterly mark-to-market changes in the value of our long-term investments in loans, trading securities, and other investments, as well as the associated derivatives, resulting from changes in benchmark interest rates and credit spreads may not be reflective of the total return management would expect to earn from them over the longer-term.
Additionally, the adjustment to include cumulative net gains or losses from the sale of trading securities is to ensure that core earnings presents consistently the impact of the sales of investments regardless of whether they are accounted for as (i) trading securities or (ii) available-for-sale securities, in each case under GAAP, as outlined below.

•
Under GAAP, available-for-sale securities are reported at their fair value with periodic changes in fair value recognized through the balance sheet in Shareholders’ equity. When an available-for-sale security is sold, the cumulative gain or loss since purchase is recognized through the income statement, in Realized gains, net, in the period the sale occurred. As a result, any such cumulative gains or losses are reflected in core earnings in the period the sale occurred.

•
Under GAAP, trading securities are reported at their fair value with periodic changes in fair value recognized through the income statement in Investment fair value changes, net. Certain of these periodic changes in fair value (as described above) are excluded from core earnings. Core earnings includes an adjustment to include the cumulative net gains or losses (from purchase through the sale of the investment) for sold trading securities in the period they are sold. The result is to consistently present within core earnings the cumulative gains or losses from the sale of long-term investments, regardless of how they are accounted for under GAAP.

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C O R E E A R N I N G S D E F I N I T I O N

Core earnings also includes adjustments to show the hypothetical tax provision or benefit that would be associated with the core earnings adjustments made to net income. As a REIT, we are subject to income taxes on earnings generated at our taxable REIT subsidiaries (TRS) and generally not subject to income taxes on earnings generated at the REIT (to the extent we distribute our REIT taxable income as dividends). In order to present the hypothetical income taxes associated with core earnings adjustments made to net income, estimated effective tax rates are applied to the core earnings adjustments occurring within our TRS.
Additionally, we use core earnings as described above to calculate basic and diluted core earnings per share. To calculate these measures, we follow the same methodology for calculating basic and diluted earnings per share for GAAP, but substitute core earnings for GAAP earnings in the calculation. A detailed presentation of these calculations is presented in Table 2 of the Financial Tables section of this document.

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C O R E E A R N I N G S D E F I N I T I O N

The following table presents the components of investment fair value changes, net, of our Investment Portfolio segment that are included and excluded from core earnings, by investment type, for the first quarter of 2018 and fourth quarter of 2017.

Components of Investment Portfolio Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	3/31/2018	12/31/2017

Market valuation changes on:
Residential loans held-for-investment
Change in fair value from the reduction of principal (1)	$(1)	$(2)
Other fair value changes (2)	(38)	(13)
Total change in fair value of residential loans held-for-investment	(39)	(15)

Real estate securities
Change in fair value from the reduction of principal (1)	(2)	(2)
Other fair value changes (2)	(1)	10
Total change in fair value of real estate securities	(3)	8

Risk management derivatives
Interest component of derivative expense	(3)	(3)
Other fair value changes (3)	47	15
Total change in fair value of risk management derivatives	44	12

Total investment portfolio fair value changes, net	$2	$5

(1)
Reflects the change in fair value due to principal changes, which is calculated as the change in principal on a given investment during the period, multiplied by the prior quarter ending price or acquisition price for that investment in percentage terms.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential loans, trading securities and conforming risk-sharing investments primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

We caution that core earnings, core segment contribution, and core earnings per share should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income, GAAP net income per share, or other measurements of results of operations computed in accordance with GAAP.

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F O R W A R D - L O O K I N G S T A T E M E N T S

As noted above under the heading “Cautionary Statement,” this Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our overall market position, strategy and long-term prospects; (ii) statements related to our financial outlook and expectations for 2018, including with respect to: 2018 GAAP earnings, mortgage banking activities (including target returns on allocated capital, loan acquisition volume, and gross margins), our investment portfolio (including target returns on allocated capital), and corporate operating expenses; (iii) statements related to expanding our mortgage banking activities and investment portfolio to include mortgage loans secured by single-family rental properties; (iv) statements regarding our mortgage banking activities, including expectations relating to residential mortgage banking margins, securitization execution, loan purchase volume, and our expanded-prime Redwood Choice loan program; (vi) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the first quarter of 2018 and at March 31, 2018, and expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (vii) statements relating to our estimate of our available capital (including that we estimate our available capital at March 31, 2018 was approximately $380 million), and expectations relating to sourcing additional capital from continued optimization of our investment portfolio and from capital markets; (viii) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2018; and (ix) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, and our estimates of REIT taxable income and TRS taxable income.

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F O R W A R D - L O O K I N G S T A T E M E N T S

Important factors, among others, that may affect our actual results include:

•	the pace at which we redeploy our available capital into new investments;

•	interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans;

•	changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan distribution channel;

•	our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt;

•	changes in the values of assets we own;

•
general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers;

•
federal and state legislative and regulatory developments, and the actions of governmental authorities, including the new U.S. presidential administration, and in particular those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB);

•	strategic business and capital deployment decisions we make;

•	developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy;

•	our exposure to credit risk and the timing of credit losses within our portfolio;

•	the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own;

•	our exposure to adjustable-rate mortgage loans;

•	the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks;

•	changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies;

•	changes in interest rates;

•	changes in mortgage prepayment rates;

•	changes in liquidity in the market for real estate securities and loans;

•	our ability to finance the acquisition of real estate-related assets with short-term debt;

•	the ability of counterparties to satisfy their obligations to us;

•	our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions;

•	exposure to claims and litigation, including litigation arising from our involvement in securitization transactions;

•	ongoing litigation against various trustees of RMBS transactions;

•	whether we have sufficient liquid assets to meet short-term needs;

•	our ability to successfully compete and retain or attract key personnel;

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F O R W A R D - L O O K I N G S T A T E M E N T S

•	our ability to adapt our business model and strategies to changing circumstances;

•	changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities;

•	our exposure to a disruption or breach of the security of our technology infrastructure and systems;

•	exposure to environmental liabilities;

•	our failure to comply with applicable laws and regulations;

•	our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures;

•	the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules;

•	our ability to maintain our status as a REIT for tax purposes;

•	limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940;

•	decisions about raising, managing, and distributing capital; and

•	other factors not presently identified.

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Redwood Trust Corporate Information

EXECUTIVE MANAGEMENT:

Marty Hughes
Chief Executive Officer

Christopher J. Abate
President

Dashiell I. Robinson
Executive Vice President

Andrew P. Stone
Executive Vice President,
General Counsel and Secretary

Collin L. Cochrane
Chief Financial Officer

Bo Stern
Chief Investment Officer

Garnet W. Kanouse
Managing Director - Head of Residential

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300
Mill Valley, California 94941
Telephone: (415) 389-7373

CHICAGO OFFICE:

225 W. Washington Street, Suite 1440
Chicago, IL 60606

DENVER METRO AREA OFFICE:

8310 South Valley Highway, Suite 425
Englewood, Colorado 80112

INVESTOR RELATIONS:

Kristin Brown
Vice President, Investor Relations
Telephone: (866) 269-4976
Email: investorrelations@redwoodtrust.com

DIRECTORS:

Richard D. Baum
Chairman of the Board
and Former Chief Deputy Insurance
Commissioner for the State of California

Douglas B. Hansen
Vice-Chairman of the Board
and Private Investor

Christopher J. Abate
President

Mariann Byerwalter
Chairman, SRI International
Chairman, JDN Corporate Advisory LLC

Debora D. Horvath
Principal, Horvath Consulting LLC

Marty Hughes
Chief Executive Officer

Greg H. Kubicek
President, The Holt Group, Inc.

Karen R. Pallotta
Owner, KRP Advisory Services, LLC

Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

Georganne C. Proctor
Former Chief Financial Officer, TIAA-CREF

STOCK LISTING:

The Company's common stock is traded on the New York Stock Exchange under the symbol **RWT**

TRANSFER AGENT:

Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com